As Filed with the Securities and Exchange Commission on May 10, 2021
Registration No. 333-255262

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Similarweb Ltd.
(Exact Name of Registrant as Specified in its Charter)

State of Israel	7370	98-1543671
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Similarweb Ltd.
121 Menachem Begin Rd.
Tel Aviv-Yafo 6701203, Israel
+972-3-544-7782
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Similarweb Inc.
35 East 21st Street
New York NY 10010
+1-800-540-1086
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nicole C. Brookshire Stephane Levy David C. Boles Cooley LLP 55 Hudson Yards New York, NY 10001 Tel: (212) 479-6000	David S. Glatt Elad Ziv Meitar | Law Offices 16 Abba Hillel Road Ramat Gan, 5250608, Israel Tel: +972 (3) 610-3100	Chaim Friedland Ari Fried Gornitzky & Co. Vitania Tel Aviv Tower 20 HaHarash Street Tel Aviv, 6761310, Israel Tel: +972 (3) 710-9191	Marc Jaffe Joshua Kiernan Nathan Ajiashvili Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020 Tel: (212) 906-1200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note
Similarweb Ltd. is filing this Amendment No. 3 (the “Amendment”) to its Registration Statement on Form F-1 (Registration No. 333-255262) (the “Registration Statement”) for the sole purpose of (i) re-filing Exhibit 5.1, previously filed with the Registration Statement, and to amend and restate the list of exhibits set forth in Item 8 of Part II of the Registration Statement and (ii) to amend the disclosure in Item 7 of Part II of the Registration Statement. This Amendment No. 3 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, Part I, the form of prospectus, has been omitted from this filing.

Part II
Information not required in prospectus
Item 6.Indemnification of directors and officers.
Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association to be effective upon the closing of this offering include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.
An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:
•a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the aforementioned events and amount or criteria;
•reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;
•reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent; and
•expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.
An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:
•a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
•a breach of the duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;

•a financial liability imposed on the office holder in favor of a third party;
•a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and
•expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.
An Israeli company may not indemnify or insure an office holder against any of the following:
•a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
•a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;
•an act or omission committed with intent to derive illegal personal benefit; or
•a fine, monetary sanction or forfeit levied against the office holder.
Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the Chief Executive Officer, by the shareholders or otherwise if the terms thereof are inconsistent with the company’s compensation policy). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy that policy was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.
Our amended and restated articles of association to be effective upon the closing of this offering allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.
We have entered into agreements with each of our directors and executive officers exculpating them, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.
Effective as of the date of this offering, the maximum indemnification amount set forth in such agreements is limited to an amount equal to the greater of $35 million and 25% of our total shareholder’s equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made (other than indemnification for an offering of securities to the public, including by one or more shareholders in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or the selling shareholders in such public offering) and 10% of our total market capitalization calculated based on the average closing price of our ordinary shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding shares as of the date of the payment (other than indemnification for an offering of securities to the public, including by one or more shareholders in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or the selling shareholders in such public offering). The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to an indemnification arrangement.
In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.
There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.
Item 7.Recent sales of unregistered securities.
During the past three years, we issued securities which were not registered under the Securities Act as set forth below. We believe that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act. No underwriter or underwriting discount or commission was involved in any of the transactions set forth in this Item 7.
Sale of preferred stock
In October and November 2020, we issued in two closings an aggregate of 4,870,328 Preferred C Shares to an accredited investor at a purchase price of $8.21 per share, for an aggregate amount of $40,000,000.
Equity Plan related issuances
From January 1, 2018 through the date of this registration statement, we granted our directors, officers, employees and consultants’ options to purchase an aggregate 9,660,792 ordinary shares, at a weighted average exercise price of $2.82 per ordinary share, under our 2012 Plan.
From January 1, 2018 through the date of this registration statement, we issued an aggregate of 3,001,824 ordinary shares upon the exercise of options granted under our 2012 Plan for aggregate consideration of $2,909,037.
From January 1, 2018 through through the date of this registration statement, 212,500 RSUs were granted to our directors, officers and employees under our 2012 Plan.
Item 8.Exhibits and financial statement schedules.
(a)The Exhibits to this registration statement are listed in the Exhibit Index to this registration statement and incorporated herein by reference.
(b)Financial Statement Schedules.
All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the Consolidated Financial Statements and related notes thereto.
Item 9.Undertakings.
(a)The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
(b)Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(c)The undersigned registrant hereby further undertakes that:
(1)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit index

Exhibit No.	Description
1.1*	Form of Underwriting Agreement

3.1*	Articles of Association of the Registrant, as currently in effect

3.2*	Form of Amended and Restated Articles of Association of the Registrant to become effective upon closing of this offering

4.1*	Specimen share certificate

5.1	Opinion of Meitar | Law Offices, counsel to the Registrant, as to the validity of the ordinary shares (including consent)

10.1+*	Form of Indemnification Agreement entered into by and between the Registrant and each director and executive officer

10.2+*	2012 Incentive Option Plan

10.3+*	2021 Share Incentive Plan

10.4+*	2021 Employee Share Purchase Plan

10.5+*	Compensation Policy for Officers and Directors

10.6*	Loan and Security Agreement, dated December 30, 2020, between Silicon Valley Bank, Similarweb Ltd., Similarweb UK Ltd. and Similarweb, Inc.

10.7*	Summary in English of the Lease Agreement, dated as of March 26, 2017 by and between the Registrant and Azrieli Group Ltd.

10.8*	Amended and Restated Investor Rights Agreement, dated as of October 21, 2020, as amended, among the Registrant, Or Offer, Nir Cohen, and the investors named therein

10.9*	Data Supply & License Agreement, dated as of February 14, 2014, by and between Myriad International Holdings BV and the Registrant

10.10*	Addendum No.1 to Data Supply & License Agreement, dated as of August 16, 2015, by and between Myriad International Holdings BV and the Registrant

10.11*	Addendum No. 2 to Data Supply & License Agreement, dated as of January 10, 2017, by and between Myriad International Holdings BV and the Registrant

10.12*	Mutual Licenses and Services Agreement, dated as of November 24, 2016, by and between SimilarTech Ltd. and the Registrant

10.13*	Addendum No. 1 to Mutual Licenses and Services Agreement, dated as of July 22, 2019, by and between SimilarTech Ltd. and the Registrant

21.1*	List of subsidiaries of the Registrant

23.1*	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm

23.2	Consent of Meitar | Law Offices (included in Exhibit 5.1)

24.1*	Power of Attorney (included in signature page to Registration Statement)

* Previously Filed
+ Indicates management contract or compensatory plan.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on this 10th day of May, 2021.

SIMILARWEB LTD.

By:	/s/ Or Offer
Name:	Or Offer
Title:	Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on May 10, 2021 in the capacities indicated:

Name	Title

/s/ Or Offer	Co-Founder, Chief Executive Officer and Director (Principal Executive Officer)
Or Offer

/s/ Jason Schwartz	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Jason Schwartz

*	Director
Joshua Alliance

*	Director
Harel Beit-On

*	Director
Russell Dreisenstock

*	Director
Gili Iohan

* By:	/s/ Jason Schwartz
Attorney-in-fact

Signature of authorized U.S. representative of registrant
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Similarweb Ltd. has signed this registration statement on May 10, 2021.

SIMILARWEB INC.
By:	/s/ Jason Schwartz
Name:	Jason Schwartz
Title:	Chief Financial Officer